Exhibit d.10(i)

Blackstone Alternative Multi-Strategy Fund

AMENDMENT NO. 3 TO THE INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 3 (this “Third Amendment”) to the Investment Sub-Advisory Agreement between Blackstone Alternative Investment Advisors LLC, a Delaware limited liability company (the “Adviser”) and Emso Asset Management Limited (formerly Emso Partners Limited), a company organized under the laws of England and Wales (the “Sub-Adviser”) is made as of the 1st day of March, 2020.

WHEREAS, the Adviser and the Sub-Adviser entered into the Investment Sub-Advisory Agreement dated as of June 1, 2014, as amended August 15, 2017 and August 15, 2019 (the “Agreement”); and

WHEREAS, the parties desire to amend and restate certain fee, notice, representation and termination terms;

NOW THEREFORE, the Adviser and the Sub-Adviser agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the meanings ascribed to the same in the Agreement.

2.	The references to Ben Sarano in Sections 12(h) and 14(b) of the Agreement are hereby deleted and replaced, in each case, by references to John Hynes.

3.	The notice provision for the Sub-Adviser in Section 16 of the Agreement is hereby deleted in its entirety with the following:

Sub-Adviser:

Emso Asset Management Limited

Iron Trades House

21 Grosvenor Place

London SW1X 7HN

Attention: Chief Operating Officer cc General Counsel

Email: rory.mcgregor@emso.com cc reggie.dodge@emso.com

4.	Appendix A to the Agreement is hereby replaced in its entirety with the following:

Sub-Advisory Fee

Exhibit d.10(i)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

BLACKSTONE ALTERNATIVE INVESTMENT ADVISORS LLC

By:	/s/ Peter Koffler
Name and Title: Peter Koffler, Authorized Signatory
Date: March 3, 2020

EMSO ASSET MANAGEMENT LIMITED

By:	/s/ Rory McGregor
Name and Title: Rory McGregor, Director
Date: March 3, 2020